Exhibit 99.1

DIGITAL ANGEL ANNOUNCES
AGREEMENT TO SELL MCMURDO UNIT FOR $10 MILLION CASH

Proceeds Will be Applied to Paying Off Term Debt and Improving Working Capital

Company to Host Special Conference Call Today at 4:15 p.m. ET

SO. ST. PAUL, MN (November 2, 2009) – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced that it has entered into a definitive agreement to sell its McMurdo unit in the United Kingdom for $10 million cash. The purchaser is France-based Orolia Group, a high-technology firm specializing in positioning, navigation and timing solutions for critical operations.

Joseph J. Grillo, Digital Angel’s Chief Executive Officer and President, commented, “This transaction marks an important step towards focusing Digital Angel on a single core business, simultaneously giving us the ability to pay off our term debt and improve our working capital position. Digital Angel’s Board of Directors and management team have made the strategic decision to focus the company on our Animal ID business, Destron Fearing, which we intend to grow both organically and by acquisition going forward.”

The key terms of the transaction are as follows:

•	$10 million cash consideration

•	$1.5 million to be held in escrow for up to 12 months to cover post-closing claims, warranties or indemnities

•	Closing to take place upon satisfaction of closing conditions, targeted for November 20, 2009

•	Structured as a cash-free, debt-free sale of assets

•	Break-up fee of $500,000 payable by either party to the other, if a party fails to close when all conditions are satisfied

Mr. Grillo added, “Though we have had a lot of success recently in the Emergency ID beacon business, we believe that the long-term market drivers in the animal identification industry, and the traditional position Destron Fearing has had as a core of Digital Angel’s business, make Animal ID the best business segment to focus on going forward. Rather than divest all of UK-based Signature Industries Limited at this time, we chose to divest McMurdo to take advantage of its value, and to continue the positive momentum that exists in SARBE as we execute on the UK Ministry of Defense PELS (Personal Emergency Locator System) contract. We will continue to look at ways to maximize shareholder value in the future with the appropriate positioning of the SARBE and the Clifford & Snell Alarms product lines that still make up the Signature Industries Limited legal entity in the UK.

“We will be hosting a conference call this afternoon to discuss the transaction in more detail and to answer your questions. We invite all interested parties to join us on this call.”

Special Investor Conference Call
The Company will host a special conference call to discuss the transaction and answer questions at 4:15 p.m. ET today, Monday, November 2, 2009. Interested participants should call (866) 393-5807 within the United States and Canada, or (706) 679-2276 internationally. Please use access code 38435340. Alternatively, a simultaneous webcast of the live conference call can be accessed through Digital Angel’s website at www.digitalangel.com.

For persons unable to participate in either the conference call or the webcast, a digitized replay will be available from November 2 at approximately 6:00 p.m. ET to December 2 at 11.59 p.m. ET. For the telephonic replay, dial (800) 642-1687 (USA/Canada) or (706) 645-9291 (international), using access code 38435340. The webcast replay will also be accessible through Digital Angel’s website at www.digitalangel.com.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, the expected closing of the transaction and future expectations regarding the financial and operational benefits of the transaction. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
Digital Angel
Jay McKeage
Phone: (651) 554-1564

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